[Key Executives with Retention Agreements]

                2000 RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT

     Energizer Holdings, Inc. ("Company"), pursuant to its 2000 Incentive Stock Plan (the "Plan"), grants to ______________ ("Recipient") a Restricted Stock Equivalent Award of up to _____ Company restricted common stock equivalents. This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions:

1.     Restricted  Stock  Equivalents  Award
       -------------------------------------

If, at any time or from time to time, within two years of the effective date of this Award Agreement, Recipient provides evidence to the Secretary of the Company, reasonably satisfactory to the Company, of his acquisition of shares of the Company's $.01 par value Common Stock ("Common Stock"), the Company will credit the Recipient with a restricted common stock equivalent (an "Equivalent") for each share of Common Stock so acquired, up to a maximum of __________ Equivalents, in the aggregate. (The shares of Common Stock which are acquired by the Recipient and matched by Equivalents are referred to as "Matched Common Stock" herein.) The aggregate number of Equivalents which may be credited to Recipient under this Award Agreement shall include the Equivalents described in paragraph 2 below. Shares of Common Stock which Recipient may acquire under the terms of the Company's Savings Investment Plan, and deferrals into stock unit funds under the Company's other benefit plans, except as provided in paragraph
(2)  below,  will  not  be  matched  with  Equivalents.

2.     Matched  Deferrals
--     ------------------

If the Recipient elects to defer payments he is eligible to receive as of January 15, 2001 under his short-term Retention Agreement with the Company into the Energizer Common Stock Unit Fund of the Company's Deferred Compensation Plan, the number of stock units credited to him under that Plan (the "Matched Deferrals") will be matched with an equal number of Equivalents, subject to the terms and conditions of this Award Agreement.

3.     Holding  Period  for  Matched  Common  Stock
--     --------------------------------------------

The Recipient agrees that he shall not sell or transfer any portion of the Matched Common Stock for a period of three (3) years following the date of acquisition of such portion, provided, however, that if Recipient pledges any of the Matched Common Stock as collateral for any loan during that period, it shall not be deemed a sale or transfer of the shares for purposes of this Award Agreement. The Matched Deferrals will not be permitted to be transferred out of the Energizer Common Stock Unit Fund for a period of three (3) years following their crediting under that Plan.

4.     Vesting;  Payment
--     -----------------

Each Equivalent will vest on the date that is three (3) years from the date of its crediting and convert, at that time, or otherwise as provided herein, into one share of Common Stock which will be issued to the Recipient. If Recipient, no later than thirty (30) days from the effective date of this Award Agreement, elects in writing to defer the conversion of Equivalents into shares of Common Stock, the Equivalents will not convert into Common Stock, and shares of Common Stock will not be issued to the Recipient, until the Recipient's retirement or other termination of employment with the Company. Notwithstanding the above, if, at the time of vesting, the payment to the Recipient would not be deductible compensation for the Company because of the Recipient's status as one of the five (5) most highly compensated officers of the Company, the Equivalents will not be converted into shares of Common Stock, and payment will not be made to the Recipient, until such time as the payment would be deductible compensation.

5.     Additional  Cash  Payment
--     -------------------------

At the time of payment of shares of Common Stock to Recipient, as described in paragraph 4 above, Recipient will also receive an additional cash payment equal to the amount of dividends, if any, which would have been paid on the shares of Common Stock issued to him if he had actually acquired those shares on the date or dates of crediting of his Equivalents. No interest shall be included in the calculation of such additional cash payment.

6.     Acceleration
--     ------------

Notwithstanding the provisions of paragraph 4 above, all Equivalents credited to the Recipient will immediately vest, convert into shares of Common Stock and be paid to the Recipient, his designated beneficiary, or his legal representative, in accordance with the terms of the Plan, in the event of:

(a)     his  death;
(b)     a  declaration  of  his  total  and  permanent  disability;  or
(c) a Change of Control of the Company, which for purposes of this Award Agreement shall be deemed to occur when (i) a person, as defined under the U.S. securities laws, acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company (or a successor corporation of the Company).

7.     Forfeiture

All  rights  in  and  to  any and all Equivalents granted pursuant to this Award
Agreement, and to any shares of Common Stock into which they would convert, which have not vested as described in paragraph 4 of this Award Agreement shall be forfeited upon the Recipient's retirement or voluntary or involuntary termination of employment. In addition, any Equivalents granted pursuant to this Award Agreement which have not vested shall be forfeited if the shares of Matched Common Stock to which they relate are sold or transferred by the Recipient prior to three (3) years from the date of crediting of such Equivalents.

8.     Shareholder  Rights;  Adjustment  of  Equivalents
--     -------------------------------------------------

Recipient shall not be entitled, prior to the conversion of Equivalents into shares of Common Stock, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan. The number of Equivalents credited to Recipient may be adjusted, in the sole discretion of the Nominating and Executive Compensation Committee of the Company's Board of
Directors,  in  accordance  with  the  provisions  of Section VI(F) of the Plan.

9.     Other
--     -----

The Company reserves the right, as determined by the Committee, to convert this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder.

10.     Effective  Date
---     ---------------

This Award Agreement shall be deemed to be effective as of the 8th day of May, 2000.


                                       ENERGIZER  HOLDINGS,  INC.


                                       By:_________________________
                                          J.  Patrick  Mulcahy
                                          Chief  Executive  Officer

ACKNOWLEDGED  AND  ACCEPTED:


____________________________
Recipient

                               List of Recipients



1.     Mr.  Mannix
2.     Mr.  Rose
3.     Mr.  McClanathan
4.     Mr.  Klein
5.     Mr.  Corbin
6.     Mr.  Conrad
7.     Mr.  Strachan